Exhibit 99.1
Contact:
Rebecca Peterson
Vice President, Corporate
Communications
Alkermes, Inc.
(617) 583-6378
ALKERMES EXPANDS COMMON STOCK REPURCHASE PROGRAM AND
RAISES FISCAL YEAR 2009 FINANCIAL EXPECTATIONS
Cambridge, MA, June 16, 2008 — Alkermes, Inc. (NASDAQ: ALKS) today announced that its Board of Directors has authorized the expansion of its common stock repurchase program by an additional $40 million following the receipt of a $40 million payment from Eli Lilly and Co. (Lilly). Alkermes also raised its fiscal year 2009 financial guidance.
This stock buyback program is an expansion of the previously announced program authorized by Alkermes’ Board of Directors to repurchase up to $175 million of the company’s common stock, bringing the total authorization to $215 million. To date, the company has repurchased 8.0 million shares of common stock for approximately $106 million. The company expects to make repurchases at the discretion of management from time to time in the open market, depending on market conditions, or through privately negotiated transactions.
“We are in the strong position of being able to invest significant resources in our expanding pipeline and simultaneously repurchase a meaningful percentage of our outstanding shares,” stated James Frates, chief financial officer of Alkermes. “With additional cash from the sale of our stake in Reliant Pharmaceuticals and this recent payment from Lilly, we have the ability to increase the size of our share repurchase program while aggressively executing our long term business strategy.”
Revised Fiscal 2009 Financial Expectations
The $40 million payment from Lilly associated with the AIR® Inhaled Insulin program includes $14.5 million of research and development (R&D) revenue that Alkermes recognized in the fourth quarter of fiscal 2008, and $25.5 million that will be recognized as R&D revenue in the first quarter of fiscal 2009. Alkermes is revising its financial guidance for fiscal year 2009 as a result of this additional R&D revenue, as follows:
•	R&D Revenue: The company now expects R&D revenues of $45 to $50 million, as compared to an original expectation of $20 to $25 million.

•	Total Revenues: The company now expects total revenues of $200 to $225 million, as compared to an original expectation of $175 to $200 million.

•	Operating Income: The company now expects operating income of $10 to $15 million, as compared to an original expectation of an operating loss of ($10) to ($15) million.

•	Net Income: The company now expects net income of $10 to $15 million, compared to an original expectation of net loss of ($10) to ($15) million. Earnings per share are expected to be $0.11 to $0.16, compared to original guidance of loss per share of ($0.11) to ($0.16). These per share calculations are based on the current share count of 94 million shares outstanding. The actual number of shares outstanding is expected to decrease during the year as the company repurchases its common stock.

•	Cash Flow from Operations: The company now expects cash flow from operations of $25 to $30 million, as compared to an original expectation of $1 to $5 million.
About Alkermes
Alkermes, Inc., a biotechnology company committed to developing innovative medicines to improve patients’ lives, manufactures RISPERDAL® CONSTA® for schizophrenia and developed and manufactures VIVITROL® for alcohol dependence. Alkermes’ robust pipeline includes extended-release injectable, pulmonary and oral products for the treatment of prevalent, chronic diseases, such as central nervous system disorders, addiction and diabetes. Headquartered in Cambridge, Massachusetts, Alkermes has research and manufacturing facilities in Massachusetts and Ohio.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning future business and operating results and plans to purchase up to an additional $40 million of the company’s common stock. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others, whether the company will achieve the financial expectations provided and the timing and amount of share repurchases. For further information with respect to factors that could cause the company’s actual results to differ from expectations, reference is made to the reports the company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the company disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.